CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors
AMCOL International Corporation

     We consent to the use of our report dated March 20, 1998, incorporated herein by reference, with respect to the consolidated financial statements of AMCOL International Corporation and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, and the financial statement schedule for the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of AMCOL International Corporation.



/s/ KPMG Peat Marwick LLP
-------------------------
Chicago, Illinois
June 1, 1998